Exhibit 99.1

Media Release
For immediate release	For further information, contact:
Jerry Armstrong, Golden Oval Eggs, LLC
Vice President Human Resources and Chief
Administration Officer 320-329-8182, ext. 301
www.goldenovaleggs.com

Sally Brecher, Rembrandt Enterprises, Inc.
Director of Human Resources 712-286-6000, ext. 212

REMBRANDT ENTERPRISES, INC. TO ACQUIRE THE ASSETS OF GOLDEN OVAL EGGS, LLC

Golden Oval Eggs Members to Vote on Proposed Transaction

Renville, Minnesota and Rembrandt, Iowa (December 15, 2008). Rembrandt Enterprises, Inc., an egg producer and processor with facilities in Rembrandt, Iowa and other Midwestern locations, and Golden Oval Eggs, LLC, a leader in liquid egg production and further processed egg products, today announced that Rembrandt Enterprises, Inc have entered an agreement under which Rembrandt would acquire Golden Oval’s business assets. Golden Oval operates egg production facilities in Minnesota and Iowa with further processing and distribution facilities in Alabama, Missouri and California.

The aggregate consideration payable to Golden Oval for its assets in the proposed transaction is approximately $123.75 million in cash (as adjusted to reflect Golden Oval’s working capital at closing) and the assumption of certain specified liabilities by Rembrandt Enterprises, Inc. The proposed transaction is subject to customary closing conditions and regulatory approvals, including the approval of Golden Oval’s members. Golden Oval will seek member approval upon completion of the necessary regulatory approvals and procedures for distribution of Golden Oval’s proxy statement to its members. Expected to close early in 2009, the transaction has been unanimously approved by the governing boards of Rembrandt Enterprises, Inc. and Golden Oval Eggs, LLC, respectively.

In announcing this proposed transaction, Golden Oval Eggs President and Chief Executive Officer Dana Persson stated, “Golden Oval Eggs had several opportunities to partner with other companies. We chose Rembrandt Enterprises, Inc. because we have a common philosophy in how our companies value and work with customers, employees, and communities. We also share a vision around outstanding customer service, product quality, and employee development.”

“After significant deliberation, weighing all the facts and circumstances, we believe this agreement is in the best long-term interests of Golden Oval Eggs’ customers, employees, unit holders, and communities during these challenging economic times. Rembrandt Enterprises, Inc. adds additional capabilities to the company we built. The Board of Managers and Management Team will meet in the near future with members and employees to discuss Rembrandt’s offer and the process for seeking approval of the proposed transaction by Golden Oval’s members.”

“In the meantime, sales and production efforts continue full force. Employees will be producing and delivering high-quality egg products as usual, with no interruption of service or quality egg products for customers. Once the transaction is approved and the assets transferred, customers will enjoy additional enhanced capabilities in product portfolio and supply.”

Commenting upon the transaction, Dave Rettig, Chief Executive Officer of Rembrandt Enterprises, Inc, said, “We felt that Golden Oval Eggs was complimentary to Rembrandt Enterprises in terms of the business, the people and the culture. With the combination, Rembrandt will be able to offer customers an efficient vertically-integrated solution to their egg product needs throughout the country, along with opportunities to professionally manage their procurement risk.”

Established in 1994, Golden Oval Eggs, LLC (www.goldenovaleggs.com) is an egg production and processing company based in Renville, Minnesota. Golden Oval Eggs operates egg production complexes in Renville, Minnesota and Thompson, Iowa, with further processing and distribution operations in Abbeville, Alabama; Neosho, Missouri; and Norco and Vernon, California.

Founded in 2000, Rembrandt Enterprises, Inc. is an egg production and processing company based in Rembrandt, Iowa, with affiliated egg production and egg processing operations in Iowa and Missouri. Rembrandt employs approximately 250 people.

Additional Information

Golden Oval Eggs, LLC will file a proxy statement and relevant materials with the Securities and Exchange Commission (SEC) in connection with the proposed acquisition of Golden Oval Eggs, LLC by Rembrandt Enterprises, Inc. Members of Golden Oval Eggs, LLC are urged to read the proxy statement and relevant materials upon availability as they will contain important information about Golden Oval and the proposed transaction. The proxy statement and relevant materials (when available) and any other documents filed by Golden Oval Eggs, LLC with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov). In addition, members of Golden Oval Eggs, LLC may obtain free copies of the proxy statement and other relevant materials (when available) filed with the SEC by Golden Oval Eggs, LLC by request to Golden Oval Eggs, LLC, Attention: Sandie Wohlman, 1800 Park Avenue East, P.O. Box 615, Renville, Minnesota 56284 or  (320)329-8182, ext301.

Golden Oval Eggs, LLC, its directors, officers, other members of management and employees may be deemed participants in the solicitation of proxies for the proposed transaction. Information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation  will be included in the proxy materials relating to the proposed transaction, when available.

Forward-looking Statements

Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. These statements include, but are not limited to, the benefits of the business combination transaction involving Rembrandt Enterprises, Inc. and Golden Oval, LLC, including future results and other statements that are not historical facts. Such statements are based on current beliefs, expectations, forecasts and assumptions of Rembrandt Enterprises, Inc.’s and Golden Oval Eggs, LLC’s management, which are subject to risks and uncertainties which could cause actual outcomes and result to differ materially from these statements. Other risks and uncertainties relating to the proposed transaction include, but are not limited to, the satisfaction of conditions to closing including: receipt of member, regulatory and other consents and approvals; delays in consummating the proposed transaction; difficulties in achieving expected cost savings, synergies and other strategic benefits; and difficulties associated with the integration of Golden Oval Eggs, LLC’s operations with Rembrandt Enterprises, Inc.’s operations. Any forward-looking statement speaks only as of the date such statement was made, and neither  Rembrandt Enterprises, Inc. nor Golden Oval Eggs, LLC undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date such statement was made except as required by applicable laws or regulations.

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Golden Oval Eggs information is available at http://www.goldenovaleggs.com  or by contacting Ms. Wohlman at swohlman@geggs.net or 320.329.8182, ext. 301.